Exhibit 99.1

OPNET Announces Preliminary Results for Second Quarter of Fiscal 2005

Conference call scheduled at 6:00pm EDT, October 6, 2004

BETHESDA, MD—October 5, 2004—OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced that based on preliminary estimates it expects revenues for the second fiscal quarter, ending September 30, 2004, to be in the range of $14.3 to $14.6 million, compared to its guidance of $16.0 to $16.5 million. Based on preliminary estimates, earnings per share for the second quarter of fiscal 2005 are expected to be between $0.02 and $0.04 on a diluted basis, compared to guidance of $0.07 to $0.09.

Marc A. Cohen, OPNET’s Chairman and CEO, stated, “We are disappointed by these preliminary fiscal Q2 results. Although we had set expectations for a sequential decline in our revenue, our preliminary analysis indicates that we encountered more deals with longer transaction processing in corporate enterprise and government accounts than in previous quarters.”

Based on preliminary estimates:

■	Total license revenue was down sequentially approximately 24% to 28%.
■	Revenue from international sales was down approximately 8% to 12% as expected, due to seasonal purchasing patterns in the summer months.
■	The company experienced very few competitive losses.

Mr. Cohen continued, “We currently expect sequentially better revenue in Q3, based on early indications of a stronger sales pipeline, and delayed deals from Q2.”

In an unrelated matter, OPNET also announced today that it has received notice of a lawsuit filed by Compuware Corporation on September 27, 2004, alleging patent infringement. Based on a preliminary review, OPNET believes it has substantial defenses to the allegations, and OPNET intends to vigorously defend against the litigation.

OPNET will hold an investor conference call on Wednesday, October 6, 2004 at 6:00pm EDT to discuss these matters.

To listen to the OPNET investor conference call:

•	Call 877-407-9205 in the U.S. or 201-689-8054 for international callers, or
•	Use the webcast at www.opnet.com, or at www.vcall.com (click on OPNT under “Today’s VCalls”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

To listen to the archived call:

•	Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 1628, conference ID # 120175. The replay will be available from 7:00 pm Eastern Daylight Time October 6th through 11:59 pm Eastern Daylight Time October 10th.
•	The webcast will be available at www.opnet.com or at www.vcall.com, archived for seven days.

Fiscal Q2 results will be reported, as previously scheduled, on October 28, 2004.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ:OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

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OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors, see OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities & Exchange Commission. In particular, OPNET’s estimates of its quarterly financial results discussed in this press release are based on preliminary estimates, and OPNET has not yet completed a full detailed analysis of its financial results for the quarter. Final results could differ from these estimates.

Note to editors: The word OPNET is spelled with all upper-case letters.

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OPNET Investor Relations:

Joseph W. Kuhn

OPNET Technologies

240-497-3000

ir@opnet.com

www.opnet.com